As filed with the Securities and Exchange Commission on September 19, 2018

Registration No. 333-227245

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALGONQUIN POWER & UTILITIES CORP.
(Exact name of Registrant as specified in its charter)

Ontario, Canada (Province or other jurisdiction of incorporation or organization)	4911 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number, if any)

354 Davis Road
Oakville, Ontario, Canada L6J 2X1
(905) 465-4500
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue, New York, NY 10011
(212) 590 9070
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

David Bronicheski Chief Financial Officer 354 Davis Road Oakville, Ontario, Canada L6J 2X1 (905) 465-4500	John T. Gaffney, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York, United States 10166-0193 (212) 351-4000

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement is declared effective, as determined by market conditions.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. ☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B. ☒	At some future date (check the appropriate box below):
	1. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
2. ☐
pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3. ☒
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4. ☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

The Registrant hereby amends this Registration Statement on Form F-10 (this “Registration Statement”) on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the U.S. Securities and Exchange Commission (the “Commission”), acting pursuant to Section 8(a) of the Securities Act, may determine.

EXPLANATORY NOTE

This Amendment No. 2 to Registration Statement on Form F-10 is being filed solely for the purpose of requesting effectiveness of the Form F-10. No changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a present or former director or officer of such corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to the individual for the costs, charges and expenses of any such proceeding. The corporation may not indemnify the individual, and any advance must be repaid by the individual, unless the individual acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty the individual had reasonable grounds for believing that the individual’s conduct was lawful. Such indemnification and advances may be made in connection with a derivative action only with court approval. Such individual is entitled to indemnification or advances from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of a civil, criminal, administrative, investigative or other proceeding to which he is subject by reason of being or having been a director or officer of the corporation or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfils the conditions set forth above.

In accordance with and subject to the CBCA, the by-laws provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Registrant or at the Registrant’s request on behalf of any such body corporate), and such director or officer’s heirs and legal representatives, to the extent permitted by the CBCA, as set forth above.

The Registrant’s bylaws also provide that the Registrant’s directors and officers will be indemnified in connection with civil, criminal or administrative action or proceeding to which such director or officer is made a party by reason of being or having been a director or officer, to the fullest extent permitted by the Canada Business Corporations Act. Accordingly, the Registrant has entered into indemnification agreements with each of its directors and executive officers providing such individuals with rights to indemnification and expense advancement to the fullest extent permitted under law. The Registrant also maintains directors’ and officers’ liability insurance which insures the Registrant’s directors and officers and our subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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EXHIBITS TO FORM-10

Exhibit	Description
4.1*
Annual Information Form of the Corporation for the financial year ended December 31, 2017, dated March 7, 2018 (incorporated by reference from Exhibit 99.1 to the Corporation’s Annual Report on Form 40-F for the year ended December 31, 2017, filed on March 8, 2018).

4.2*
Audited comparative consolidated financial statements of the Corporation and the notes thereto for the years ended December 31, 2017 and December 31, 2016, together with the reports of the independent registered public accounting form thereon (incorporated by reference from Exhibits 99.1 and 101 to the Corporation’s Form 6-K filed on August 10, 2018 with respect to the Corporation’s reissued financial statements).

4.3*
Management's discussion and analysis for the audited comparative consolidated financial statements for the financial years ended December 31, 2017 and 2016 (incorporated by reference from Exhibit 99.2 to the Corporation’s Current Report on Form 6-K filed on August 10, 2018 with respect to the Corporation’s reissued financial statements).

4.4*
Unaudited interim comparative consolidated financial statements of the Corporation and the notes thereto for the six months ended June 30, 2018 and 2017 (incorporated by reference from Exhibit 99.1 to the Corporation’s Form 6-K filed on August 10, 2018 with respect to the interim financial statements).

4.5*
Unaudited interim comparative consolidated financial statements of the Corporation and the notes thereto for the six months ended June 30, 2018 and 2017 (incorporated by reference from the Corporation’s Form 6-K/A filed on August 15, 2018, amending Exhibit 4.4).

4.6*
Management's discussion and analysis for the unaudited interim comparative consolidated financial statements for the six months ended June 30, 2018 and 2017 (incorporated by reference from Exhibit 99.1 to the Corporation’s Form 6-K filed on August 10, 2018 with respect to the interim financial statements).

4.7*
Management Information Circular of the Corporation in respect of the Corporation’s annual meeting of shareholders held on June 7, 2018 (incorporated by reference from Exhibit 9.3 to the Corporation’s Current Report on Form 6-K, filed on May 17, 2018).

4.8*
Business Acquisition Report of the Corporation dated April 16, 2018 related to the acquisition of a 25% equity interest in Atlantica Yield plc, including the pro forma consolidated financial statements of the Corporation and consolidated financial statements of Atlantica attached thereto (incorporated by reference from Exhibit 99.1 to the Corporation’s Current Report on Form 6-K, filed on April 16, 2018).

4.9*
Information Statement of the Corporation dated September 7, 2018 related to the acquisition of a 16.5% equity interest in Atlantica Yield plc, including the pro forma consolidated financial statements of the Corporation and consolidated financial statements of Atlantica attached thereto (incorporated by reference from Exhibits 99.1, 99.2, 99.3 and 99.4 the Corporation’s Current Report on Form 6-K, filed on September 7, 2018).

5.1*	Consent of Ernst & Young LLP with respect to the financial statements of Algonquin.
5.2*	Consent of Deloitte, S.L. with respect to the financial statements of Atlantica Yield plc.
5.3*	Consent of Gibson, Dunn & Crutcher LLP.
5.4*	Consent of Blake, Cassels & Graydon LLP.
6.1*	Powers of Attorney.
7.1*	Form of Senior Indenture.
7.2*	Form of Subordinated Indenture.
7.3*	Statement of Eligibility of Trustee on Form T-1 (Senior Debt Securities).
7.4*	Statement of Eligibility of Trustee on Form T-1 (Subordinated Debt Securities).
101.1*	Interactive Date File (included in Exhibits 4.2 and 4.9).

*	Previously filed

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

(a)	The registrant has previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.
(b)	Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the registration statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakville, Province of Ontario, Canada, on this 19th day of September, 2018.

ALGONQUIN POWER & UTILITIES CORP.

By:	/s/ David Bronicheski
	Name:	David Bronicheski
	Title:	Chief Financial Officer

POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title of Capacities	Date
/s/ *	Chief Executive Officer and Director (principal executive officer)	September 19, 2018
Ian Robertson

/s/ *	Chief Financial Officer (principal financial officer and principal accounting officer)	September 19, 2018
David Bronicheski

/s/ *	Director, Chair of the Board	September 19, 2018
Kenneth Moore

/s/ *	Director	September 19, 2018
Dilek L. Samil

/s/ *	Director	September 19, 2018
Christopher J. Ball

/s/ *	Director	September 19, 2018
Christopher K. Jarratt

/s/ *	Director	September 19, 2018
Masheed Saidi

/s/ *	Director	September 19, 2018
George L. Steeves

/s/ *	Director	September 19, 2018
Melissa Stapleton Barnes

/s/ *	Director	September 19, 2018
D. Randy Laney
*By:	/s/ David Bronicheski
Name: David Bronicheski
Title: Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Amendment No. 2 to the Registration Statement solely in the capacity of the duly authorized representative of Algonquin Power & Utilities Corp. in the United States on September 19, 2018.

By:	/s/ Greg Sorensen
	Name:	Greg Sorensen
	Title:	President, Liberty Utilities Co.